For Immediate Release

Patrick Industries Reports First Quarter Results

ELKHART, IN., April 24, 2008 – Patrick Industries, Inc. (NASDAQ: PATK) today announced its operating results for the first quarter ended March 30, 2008, marked by increased sales and substantial progress on the final stage of integrating the operations acquired from Adorn, LLC in May 2007. Patrick attributed the increase in first quarter 2008 revenues primarily to sales from the acquisitions of Adorn (acquired on May 18, 2007) and American Hardwoods (acquired on January 29, 2007). Softness in Patrick’s core markets and pricing declines on certain commodity products partially offset the gains from acquired operations.

Patrick, a leading manufacturer and distributor of building and component products for the recreational vehicle (RV), manufactured housing (MH) and industrial markets, reported a net loss of $1.4 million, or $0.22 per diluted share, on net sales of $111.0 million in the first quarter of 2008, compared with a net loss of $0.7 million, or $0.13 per diluted share, on net sales of $78.1 million for the same quarter of 2007. In the first quarter of 2008 and 2007, Patrick reported gross margin of approximately 11.3 percent. The 2008 first quarter net loss includes pre-tax intangible asset amortization of approximately $0.4 million related to the Adorn acquisition and increased interest expense of approximately $1.2 million, reflecting the year-over-year increase in long-term debt, which primarily consists of financing for the 2007 acquisitions. The 2007 first quarter includes the impact of pre-tax severance and employee termination expenses of approximately $0.4 million.

“Our focus in the quarter was on the Adorn integration plan, implementing daily and monthly performance monitoring metrics to more actively manage the combined business, continuing the implementation of lean principles throughout the organization, and improving our balance sheet through continued debt and inventory reduction initiatives,” said Paul E. Hassler, President and CEO of Patrick Industries. “We remain on schedule to complete the final phase of the Adorn integration plan in the second quarter of 2008. During the first quarter, we closed our adhesives division to pursue a more economical vendor based solution and consolidated one of our Elkhart lamination operations into Adorn’s 198,000 square foot facility. The remaining consolidation plans include consolidating two other Elkhart lamination operations, which are currently in leased facilities, into our 180,000 square foot manufacturing complex, which we own.”

Mr. Hassler further noted, “In March in conjunction with our efforts to continue to align our operating costs with revenues and maximize efficiencies gained through headcount reduction synergies achieved from the Adorn acquisition, we eliminated approximately 82 salaried positions, which we expect will save us more than $4.0 million on an annualized basis.”

From a debt reduction perspective, the Company completed the sale in a private placement of 1,125,000 shares of its common stock to Tontine Capital Partners, L.P. and Tontine Capital Overseas Master Fund, L.P. (collectively “Tontine”) at $7.00 per share, for an aggregate purchase price of approximately $7.9 million. Proceeds from the sale of common stock were used to prepay approximately $7.7 million of approximately $14.8 million in principal outstanding under the Company’s 9.5% Senior Subordinated Promissory Notes (the “Notes”) as well as to pay the related accrued interest. The Notes were originally issued to Tontine in May 2007 as part of the financing for the Adorn acquisition.

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The Company plans to conduct a rights offering of 1,850,000 shares of common stock in which its shareholders will receive one right to purchase a fraction of a share of common stock for each share of common stock held as of a to-be-determined record date, at a purchase price of $7.00 per share. The aggregate proceeds from the rights offering will be approximately $12.9 million. The Company will use the net proceeds from the rights offering to prepay the remaining principal balance on the Notes and to pay related accrued interest, and will use any remaining funds to reduce borrowings under its credit facility. The Company also has entered into a Standby Purchase Agreement with Tontine, pursuant to which Tontine has agreed to purchase (i) its pro rata portion of the shares offered in the rights offering and (ii) those shares that are unsubscribed for by other shareholders at the close of the rights offering at the same price of $7.00 per share. The Company will seek approval of its shareholders at its annual meeting on May 14, 2008, to conduct the rights offering and for the related Standby Purchase Agreement with Tontine.

Mr. Hassler noted, “These initiatives will help to position the Company to continue its focus on driving improved performance and other strategic initiatives, while operating under currently depressed market conditions. We have already begun to realize significant synergies from the acquisition and expect further cost savings in the latter half of the year in the wake of the completion of the Adorn integration. During the first quarter of 2008, we estimate we achieved approximately $1.0 million in combined cost savings from the facility and vendor consolidations. We plan to continue our focus on cost containment, continuous improvement, and lean manufacturing initiatives to maximize our improved market position gained from the Adorn acquisition and help us mitigate the anticipated slowness in the RV and MH industries.”

The MH and RV market sectors represent approximately 33 percent and 42 percent of Patrick’s sales in the first quarter of 2008, respectively. Industrial and other sales, which include sales to the kitchen cabinet, office furniture, store fixtures and other industries, represented approximately 25 percent of the Company’s sales in the 2008 first quarter.

“Our strategic plan continues to rest upon market penetration, enhanced capacity utilization, improving operating efficiencies and product development. We believe we have made tremendous progress in executing this plan since the first quarter of 2007. We also plan to begin again in the second half of 2008 to explore additional strategic acquisition opportunities, which will allow us to diversify and expand beyond our core markets,” Hassler concluded.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the manufactured housing, recreational vehicle, kitchen cabinet, home and office furniture, fixture and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 14 states. Patrick’s major manufactured products include decorative vinyl and paper panels, wrapped mouldings, cabinet doors, slotwall and slotwall components, countertops, and aluminum extrusions. The Company also distributes drywall and drywall finishing products, interior passage doors, flooring, vinyl and cement siding, ceramic tile, high-pressure laminates, and other miscellaneous products. In May 2007, Patrick acquired Adorn, LLC, a manufacturer and supplier of interior components to the recreational vehicle and manufactured housing industries.

Forward-Looking Information

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues and income, wherever they occur in this press release, are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of

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various important factors, including those set forth in this press release. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, costs and availability of raw materials, availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, interest rates, oil and gasoline prices, the outcome of litigation, volume of orders related to hurricane damage and operating margins on such business, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

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Contact:

Ryan McGrath

Lambert, Edwards & Associates, Inc.

616-233-0500 / rmcgrath@lambert-edwards.com

UNAUDITED FINANCIAL HIGHLIGHTS

(dollars and weighted shares in 000’s, except per share amounts)	THREE MONTHS ENDED Mar. 30, Mar. 31,
CONDENSED STATEMENTS OF OPERATIONS	2008	2007

Net sales	$111,011	$78,148
Cost of goods sold	98,458	69,334

Gross profit	12,553	8,814

Warehouse and delivery expenses	5,052	3,767
Selling, general, and administrative expenses Amortization of intangible assets	7,911 429	5,576 ---

Operating loss	(839)	(529)
Interest expense, net	1,812	571
Other (income)	(430)	---

Loss before income taxes	(2,221)	(1,100)
Income tax benefit	(822)	(446)

NET LOSS	($1,399)	($654)

BASIC LOSS PER COMMON SHARE	($0.22)	($0.13)
DILUTED LOSS PER COMMON SHARE	($0.22)	($0.13)
Weighted average shares outstanding, basic	6,256	4,906
Weighted average shares outstanding, diluted	6,256	4,906

(dollars in 000’s)
	Mar. 30,	Dec. 31,
CONDENSED BALANCE SHEETS	2008	2007

CURRENT ASSETS
Cash and cash equivalents	$66	$151
Trade receivables, net	25,947	15,251
Inventories	41,849	43,566
Income taxes receivable	3,361	3,728
Prepaid expenses and other	2,080	4,621
Deferred tax assets Assets held for sale	1,605 1,694	1,605 ---

Total current assets	76,602	68,922

PROPERTY AND EQUIPMENT, NET	53,507	54,755
GOODWILL AND OTHER INTANGIBLE ASSETS	69,645	69,844
OTHER ASSETS	3,002	2,721

TOTAL ASSETS	$202,756	$196,242

CURRENT LIABILITIES
Current maturities of long-term debt	$8,628	$8,628
Short-term borrowings	---	1,479
Accounts payable	25,063	14,349
Accrued expenses	6,843	7,568

Total current liabilities	40,534	32,024

LONG-TERM DEBT LESS CURRENT MATURITIES	63,658	71,501
DEFERRED COMPENSATION AND OTHER	4,881	4,180
DEFERRED TAX LIABILITIES	15,513	16,604

SHAREHOLDERS’ EQUITY	78,170	71,933

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$202,756	$196,242